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                           RETAIL FINANCE AGREEMENT BETWEEN
                          LULL INDUSTRIES, INC. ("LULL") AND
                             DEERE CREDIT, INC. ("DEERE")

GENERAL PROVISIONS

Deere hereby agrees to finance the retail purchase of industrial equipment manufactured by Lull pursuant to the following terms and conditions. Lull accepts the terms and conditions set out below as to all loans or retail installment contracts (collectively, "Contracts", or singularly, "Contract") which its distributors ("Distributors" or, singularly, "Distributor") send Deere after the effective date of this Agreement.


Deere will make its Lull equipment retail finance program available to each Lull Distributor which meets certain minimum financial requirements set by Deere. Lull will assist Deere in obtaining annual financial information from each of Lull's Distributors.

TRAINING

Prior to the announcement of this program, Deere agrees to provide Lull sales personnel with appropriate training regarding the fundamentals of the finance programs. Lull agrees to make its sales personnel reasonably available for such training. Each party will pay its own expenses for this training program, but Deere will pay for the training materials.

Lull agrees that, after initial training by Deere, Lull will train each of its Distributors to use Deere's finance program. Deere will assist Lull with training support intermittently as needed. Lull will also provide ongoing support for the program during the course of this Agreement.

ACCEPTANCE

Deere may accept or reject at its discretion any Contracts submitted by Distributors, or may discontinue further acceptances from any Distributor at any time.

Lull hereby agrees to provide to Deere, on a confidential basis, up to date and accurate information regarding the suggested retail price and the Distributor invoice or Lull's cost of equipment sold. Lull also agrees to disclose to Deere any reduction in the Distributor invoice caused by any incentive program(s) offered by Lull.

FINANCE INCENTIVE PROGRAMS

Deere will charge Lull monthly for any amounts Lull is obligated to pay Deere under any finance incentive program offered by Lull to its customers. Lull shall pay these amounts to Deere net 15 days from the date of Deere's invoice. When a distributor contributes to the

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finance incentive program, the amount of the distributor's contribution will be deducted from the note proceeds.

RENTAL FLEET FINANCE ("RFF") PLAN

Deere agrees, subject to Deere's normal credit criteria, to finance for Lull's Distributors the Distributors' purchases of Lull equipment to be used by the Distributors as rental inventory. Such RFF's will be installment contracts the last installment of which is a balloon payment in an amount, or percentage of the original Distributor invoice amount, as agreed to by Lull and Deere. Upon retail sale or other disposition of the equipment by the Distributor, any balance remaining on the contract will be immediately due and payable.

If the Distributor does not elect to pay or refinance the balloon payment, Lull agrees to pay to Deere the amount of the balloon payment as originally disclosed on the RFF contract. Such payment will be made by Lull upon request by Deere. Lull further agrees to pay Deere the entire unpaid balance of the RFF contract if, for whatever reason, the subject equipment is no longer in the Distributor's inventory and the Distributor has not paid such balance to Deere. However, Lull shall not be responsible for paying Deere for events covered by insurance the proceeds of which are paid to Deere.

If the Distributor defaults on an RFF contract prior to the due date of the balloon payment, Deere may, but is not obligated to, offer to sell the RFF contract to Lull at a price equal to the total outstanding balance on the contract. Lull may or may not accept such offer.

ADVERTISING AND PROMOTION

Each November, Deere will pay Lull one tenth of one percent (.1%) of the aggregate original Principal Balances of funded notes and RFFs during Deere's past fiscal year. Deere's fiscal year starts on 1 November and ends 31 October. A John Deere Credit "tag line" will be used in all Lull advertisements, literature, brochures and other promotional materials. Lull agrees to submit to Deere for approval copies of all such advertising, etc., before they are printed.

RIGHT OF FIRST REFUSAL

Lull agrees that during the course of this Agreement Lull will endorse for use by Lull's Distributors and retail customers Deere's finance program. If Lull should offer any finance incentives to its customers during the term of this Agreement, the incentives shall be available through the use of Deere's finance products and will be available through other finance companies' finance programs only if Deere declines to offer the customers credit.

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COLLECTIONS AND REPOSSESSIONS

Deere will take any collection or repossession action on defaulted contracts as it, in its sole discretion, deems necessary and proper under the circumstances. Lull hereby agrees to render friendly assistance without charge to Deere in collection or repossession of these contracts or the collateral securing them.

WARRANTIES

Lull warrants to Deere that Goods which are the subject of a Contract comply with all state, federal and local laws and regulations in the jurisdictions in which such Goods are to be offered for sale by its Distributors.

In the event of breach by Lull of any warranties or other representations contained anywhere in this Agreement (except for in the two paragraphs that immediately follow), upon demand by Deere, Lull will pay Deere on the Contract(s) directly or indirectly affected by such breach, an amount equal to the total unpaid balance of the Contract, (including unpaid finance charges) plus all costs and expenses (including attorney's fees) reasonably incurred by Deere as a result of the breach.

If any retail purchaser alleges that Lull has breached any warranty, whether express, implied or constructive, and ceases to make payments to Deere because of such breach, Deere will take whatever action it deems necessary and proper in collecting such retail purchaser's account. If the equipment is repossessed in such an instance, and if Lull determines that a warranty has been breached, Lull will repair the equipment to remedy the breach. Further, upon request by Deere, Lull will provide the purchaser at a repossession sale with a written statement that either (1) there was no breach; or (2) the alleged breach has been cured.

Moreover, if any court holds that Lull has, in fact, breached any warranty, whether express, implied or constructive, to any retail purchaser, Lull shall hold Deere harmless from any and all losses it incurs on that retail purchaser's Contract.

Notwithstanding any other provision in this Agreement, Lull's failure to fulfill its obligations outlined in the two preceding paragraphs shall entitle Deere to terminate this Agreement upon ten (10) days written notice.

HOLD HARMLESS

Lull agrees to defend, indemnify, and hold harmless Deere, its affiliated corporations, and their respective directors, officers, employees, and agents against and from any and all claims, demands, suits, fines, and penalties, and any expense pertaining thereto, which are brought by any person or entity as a result of any death, personal injury, or property

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damage, whether direct or consequential, arising out of the use, possession, or transportation of any Lull product.

VOLUME

The parties acknowledge that for this program to be successful, a minimum volume (dollars financed) level must be reached.

         1994 $ 2,000,000
         1995 $ 9,000,000
         1996 $12,000,000

ANNUAL REVIEW

This program will be reviewed annually to determine whether volume targets have been or will be met and to consider changes to the program to make it more beneficial to both Lull and Deere.

FINANCIAL INFORMATION

On a semi-annual basis, Lull will send to Deere financial information consisting of a complete balance sheet and income statement. At least once annually, such statements shall be audited by outside, certified public accountants.

TERMINATION

This Agreement may be terminated by either party upon 365 days' written notice to the other party. Upon breach of this Agreement by one party, the other party may, at its option, terminate this Agreement after giving the breaching party written notice that it has ten (10) days in which to begin curing the breach and thirty (30) days within which to complete the cure. Termination shall not affect each parties rights and obligations with respect to Contracts accepted before the effective date of such termination.

CONTROLLING LAW

The construction and validity of this Agreement shall be governed by the law of Iowa.

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EFFECTIVE DATE

The effective date of this Agreement shall be the 14th day of July, 1994.

LULL INDUSTRIES, INC.                  DEERE CREDIT, INC.


By:   /s/ William F. Sharpe Jr.                By:   /s/ Steven E. Warren
      --------------------------               ----------------------------

Title:    CFO                                  Title:    Senior Vice President
      -----------------------------------                ----------------------

Date:     7-14-94                              Date:    7-22-94
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